Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-274883) and Form S-8 (No. 333-274884) of Lithium Americas Corp. of our report dated March 28, 2025 relating to the financial statements, which appears in this Form 10-K.

/s/PricewaterhouseCoopers LLP
Chartered Professional Accountants
Vancouver, Canada
March 28, 2025